[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

Exhibit 10.2

Execution Version

ARBITRATION RESOLUTION AGREEMENT

Made effective as of August 4th, 2021 (“Effective Date”).

This binding Arbitration Resolution Agreement (the “Agreement-), is entered into on the Effective Date by and between:

(A)ZEALAND PHARMA A/S, a corporation organized and existing under the law of Denmark and having its registered office at Sydmarken 11, 2860 Soborg, Denmark (“Zealand”); and

(B)PROTAGONIST PTY. LTD., a company organized and existing under the laws of Australia and having its registered office at 306 Carmody Road, St Lucia, Brisbane Qld 4072, Australia (“Protagonist Pty. Ltd.”); and

(C)PROTAGONIST THERAPEUTICS, INC., a Delaware corporation having its principal place of business 7707 Gateway Blvd, #140, Newark, CA 94560 (“Protagonist Therapeutics” and together with Protagonist Pty. Ltd., collectively, “Protagonist,”) (Protagonist and Zealand, collectively, the “Parties” and each a “Party”).

WHEREAS, the Parties entered into a Research Collaboration and License Agreement dated as of June 16, 2012 as amended by the Agreement on Addition of Additional Collaboration Program dated as of September 16, 2013 (the “Collaboration Agreement”);

WHEREAS, the Parties entered into an Abandonment Agreement dated as of February 28, 2014 (the “Abandonment Agreement”);

WHEREAS, in 2016, Protagonist identified as a clinical development candidate the selection of a disulfide-rich peptide compound known as Rusfertide (formerly denominated PTG-300) (“Rusfertide”);

WHEREAS, in 2016, 2017 and 2019, Protagonist paid Zealand three initial development milestones related to Rusfertide in the aggregate amount of $1,000,000;

WHEREAS, in 2020, Protagonist asserted that Rusfertide is not a “Selected DRP”, “Therapeutic Peptide” or “Product” designated/selected by Zealand for further development for which Zealand is entitled to milestones and royalties pursuant to the Collaboration Agreement and Abandonment Agreement;

WHEREAS, in 2020, Protagonist filed a request for arbitration with the International Chamber of Commerce seeking a return of the $1,000,000 it paid to Zealand as initial development milestones and a declaration that Zealand is not entitled to any past, present or future milestone or royalty payments with respect to Rusfertide; Zealand filed an answer and counterclaims seeking a declaration that Protagonist owes Zealand milestones and royalties, if any, with respect to Rusfertide and raising counterclaims that Protagonist owes one past milestone payment and for misuse/infringement of Zealand intellectual property; the arbitration remains pending and is captioned Protagonist Therapeutics, Inc. & Protagonist Pty. Ltd. v. Zealand Pharma A/S, Reference Number ICC 25080/MK (“the Arbitration”); and

WHEREAS, without resolving whether Rusfertide is or is not a “Selected DRP”, “Therapeutic Peptide” or “Product” as defined in the Collaboration Agreement designated/selected by Zealand for further development, the Parties agree to resolve their dispute on the following terms.

NOW, THEREFORE, without admission by either Party of any wrongdoing or that Rusfertide is or is not a “Selected DRP”, “Therapeutic Peptide- or “Product- as defined in the Collaboration Agreement designated/selected by Zealand for further development, Protagonist and Zealand agree to the following:

1.	Unless otherwise defined herein, any capitalized terms used in this Agreement shall have the meanings ascribed to them in the Collaboration Agreement.
2.	Protagonist will pay Zealand USD$2,500,000 within two business days of the Effective Date (the “Initial Payment”).
3.	Protagonist will pay Zealand an additional USD$1,500,000 within one calendar year of the Effective Date (the “Anniversary Payment”).
4.

For purposes of this Agreement, the parties agree to treat Rusfertide as a “Selected DRP,-”Therapeutic Peptide” or “Product” as defined in the Collaboration Agreement, and that Zealand shall be entitled to milestone and royalty payments as to Rusfertide under the Collaboration Agreement and Abandonment Agreement, modified as follows:

a.The Parties agree that the Initial Payment and the Anniversary Payment are the only payments Protagonist shall make to Zealand in connection with the Start Phase lib and Start Phase III Initial Development Milestones. No additional payments for those milestones will be owed, provided that Protagonist shall be obligated to pay the Initial Payment and the Anniversary Payment to Zealand regardless of whether Rusfertide reaches the Start Phase lib and/or Start Phase III Initial Development Milestones as set forth in in Section 7.2 of the Collaboration Agreement.

b.As to all future milestones for Rusfertide after the Start of Phase III milestones (specifically including Registration Approval and Launch Initial Development Milestones set forth in Section 7.2.1 of the Collaboration Agreement and Commercial Milestones set forth in Section 7.3.1 of the Collaboration Agreement), if and as any such Initial Development Milestones and Commercial Milestones become owing in the future, Protagonist will pay Zealand the following amounts:

Development Milestone Event	Initial Development Milestone ($ million)
Product Indication	Small			Medium			Large
Region	US	EU	ROW	US	EU	ROW	US	EU	ROW
Registrational Approval	[ ** ]	[ ** ]	[ ** ]	[ ** ]	[ ** ]	[ ** ]	[ ** ]	[ ** ]	[ ** ]
Launch	[ ** ]	[ ** ]	[ ** ]	[ ** ]	[ ** ]	[ ** ]	[ ** ]	[ ** ]	[ ** ]

Region	Fiscal Year Sales Threshold ($ million)	Commercial Milestone ($ million)
US	[ ** ]	[ ** ]
	[ ** ]	[ ** ]
	[ ** ]	[ ** ]
	Total	[ ** ]
EU	[ ** ]	[ ** ]
	[ ** ]	[ ** ]
	[ ** ]	[ ** ]
	Total	[ ** ]
ROW	[ ** ]	[ ** ]
	[ ** ]	[ ** ]
	[ ** ]	[ ** ]
	Total	[ ** ]

c.As to royalties for Rusfertide (specifically Royalties on Net Sales set forth in Section 7.4 of the Collaboration Agreement), if and as any such Royalties become owing in the future, Protagonist will pay Zealand a [ ** ]% Royalty on Net Sales anywhere in the world whether generated by Protagonist or pursuant to a Partnering Arrangement.

5.

Protagonist shall make the payments provided under paragraph 4 above as to Rusfertide regardless of whether Protagonist enters into any Partnering Arrangement with respect to Rusfertide, and the provisions of the Collaboration Agreement that call for a cessation of payments upon a Partnering Arrangement shall no longer apply or have effect with respect to Rusfertide.

6.

The Parties shall cooperate in good faith to execute, acknowledge, and deliver such further instruments and to do all such other acts as may be appropriate and necessary to implement the terms of this Agreement. The Parties agree that the terms of this Agreement are binding on the Parties regardless of whether the Parties enter into any further agreements.

7.

In the event of any conflict between this Agreement and either the Collaboration Agreement or Abandonment Agreement arises, this Agreement, which shall be deemed to modify and amend the Collaboration Agreement and Abandonment Agreement, shall govern.

8.	Each Party shall be entitled to retain (i) all payments previously made to it by the other Party in connection with the Collaboration Agreement; and (ii) any payments made under this Agreement.
9.

Each Party fully releases the other Party from and against any and all claims for past and present payments under the Collaboration Agreement and/or Abandonment Agreement and each Party agrees that future payments as to Rusfertide will be subject to the terms of this Agreement.

10.

Nothing in this Agreement shall affect payments or obligations related to Selected DRPs, Therapeutic Peptides, and Products under the Collaboration Agreement and Abandonment Agreement other than Rusfertide, if any.

11.	Zealand releases its claims against Protagonist relating to intellectual property as raised by Zealand in the Arbitration.
12.	On the Effective Date, the Parties will promptly cause the Arbitration to be dismissed and discontinued with prejudice, with no award to issue, and with each Party to bear its own costs and fees.
13.

Each Party agrees that it and its officers and employees shall not publicly or privately criticize or disparage the other Party, or any of the other Party’s products, business practices and/or personnel. Each Party agrees not to comment publicly on the Arbitration or the Settlement, except to indicate that the matter has been amicably resolved, or as may be required by law or regulation (including laws relating to securities filings).

14.	Each Party represents and warrants that it has not assigned or transferred any claims it may have against the other Parties.

15.

Each person signing this Agreement represents and warrants that he or she has actual full legal authority to bind the Party for whom he or she signs and each of the Parties represents and warrants that it has the authority to enter into this Agreement and provide the performance called for hereunder.

16.

This Agreement is binding upon and shall inure to the benefit of (a) each Party’s officers, directors, shareholders, owners, managers, attorneys, inesurers, heirs, beneficiaries, and affiliates (which for purposes of this Agreement means every entity that controls, is controlled by or is under common control with any Party), and (b) each Party’s predecessors and past, present and future subsidiaries, divisions, parents, successors, assignees, transferees, executors, trustees, receivers, conservators or administrators (all whether voluntary or involuntary), including any entity surviving out of any merger (in any form), acquisition or reorganization, and including all persons or entities receiving any benefits, rights, obligations or liabilities of this Agreement by its terms or by operation of law.

17.	The Parties agree this Agreement may be signed in counterparts, and by means of electronic signatures and/or DocuSign.
18.

Each Party acknowledges that this Agreement is the result of the combined efforts of the Parties and, should any provision of this Agreement be found to be ambiguous in any way, such ambiguity shall not be resolved by construing such provision in favor or against either Party hereto but rather by construing the terms of this Agreement fairly and reasonably in accordance with the purpose of this Agreement.

19.	No part of this Agreement may be waived or modified except by another written agreement signed by the Party to be charged.
20.

The Parties agree that this Agreement is binding and shall be enforceable in the courts located in New York, New York and the parties agree and submit to the exclusive jurisdiction of said courts for such purpose. This Agreement shall be governed by New York law, without regard to choice of law principles.

21.	The Parties agree to reasonably cooperate in good faith to carry out the purposes and intent of this Agreement.
22.

The prevailing party in any dispute or controversy arising out of, in relation to, or in connection with this Agreement, shall be entitled to reasonable attorneys’ fees and costs incurred in connection with the dispute or controversy.

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the Effective Date.

ZEALAND PHARMA A/S

By: /s/ Emmanuel Dulac

Name: Emmanuel Dulac

Title: CEO

PROTAGONIST PTY. LTD

By: /s/ Dinesh V. Patel

Name: Dinesh V. Patel

Title: President & CEO

PROTAGONIST THERAPEUTICS, INC.

By: /s/ Dinesh V. Patel

Name: Dinesh V. Patel

Title: President & CEO